UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016

FREEPORT-McMoRan INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 North Central Avenue Phoenix, AZ		85004
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Freeport-McMoRan Inc. (the “Company”) entered into privately negotiated share exchange agreements to exchange certain of its outstanding senior notes for shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), plus cash representing accrued and unpaid interest on the senior notes (the “Exchange Transactions”). Between June 16, 2016 and June 23, 2016, the Company agreed to issue an aggregate of 19.9 million shares of Common Stock, representing approximately 1.59% of the Company’s outstanding Common Stock as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and approximately $3.1 million in cash representing accrued and unpaid interest, in exchange for an aggregate of $268.5 million in senior notes, consisting of: (i) $85.5 million aggregate principal amount of its 3.550% Senior Notes due 2022; (ii) $80.5 million aggregate principal amount of its 5.450% Senior Notes due 2043; (iii) $52.5 million aggregate principal amount of its 3.875% Senior Notes due 2023 and (iv) $50.0 million aggregate principal amount of its 5.400% Senior Notes due 2034.

The issuance of shares of Common Stock in the Exchange Transactions was made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof, as the exchanges were made by the Company with its existing security holders exclusively in a series of privately negotiated transactions where no commission or other remuneration was paid or given directly or indirectly for soliciting the exchanges.

The Company continues to take steps to strengthen its balance sheet and is evaluating opportunities for transactions, which may include open market purchases of its debt, debt for debt exchanges, or privately negotiated exchanges of its debt for equity or equity-linked securities. The completion and amount of these transactions, if any, are subject to a number of factors, including market conditions, the Company’s financial position and the Company’s ability to complete such transactions on economically attractive terms.

This report on Form 8-K does not constitute an offer to exchange the senior notes or other securities of the Company for Common Stock or any other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEPORT-McMoRan INC.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Executive Vice President, Chief Financial Officer & Treasurer (authorized signatory and
Principal Financial Officer)

Date: June 24, 2016